# CONSENT OF AUTHOR

Tony Hitchins, B.A.Sc., M.Sc.
1648 Mayneview Terrace
North Saanich, BC CANADA V8L 5B2

US Securities and Exchange Commission

I, Tony Hitchins, B.A.Sc., M.Sc., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information derived from the Technical Report or that the written disclosure in the Form 20F of Hard Creek Nickel Corporation contains any misrepresentation of the information contained in "Technical Report and Mineral Resource Estimate, Turnagain Nickel Project" dated March 29, 2007.

I do hereby consent to the filing with the regulatory authorities.

I consent to being an expert in the Form 20F.

Dated this 9th day of July, 2007.

Tony Hitchins, B.A.Sc., M.Sc.